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                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO._________)*


                         MONMOUTH CAPITAL CORPORATION
--------------------------------------------------------------------------
                              (Name of Issuer)

                    Common Stock, par value $1.00 per share
--------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  609524103
--------------------------------------------------------------------------
                               (CUSIP Number)

                              October 24, 2003
--------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  609524103                 13G                       PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        United Mobile Homes, Inc.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Maryland
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
     Shares                        243,184.7646
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        243,184.7646
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power
                                   -0-
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        243,184.7646
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

        Not Applicable
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        7.6%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP No.  609524103                 13G                             Page 3 of 5
--------------------------------------------------------------------------------

ITEM 1.    (a)  NAME OF ISSUER:

                Monmouth Capital Corporation

           (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                3499 Route 9, Suite 3C
                Freehold, New Jersey  07728


ITEM 2.    (a)  NAME OF PERSON FILING:

                United Mobile Homes, Inc.

           (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                3499 Route 9, Suite 3C
                Freehold, New Jersey  07728

           (c)  CITIZENSHIP:

                A corporation incorporated in the state of Maryland, USA

           (d)  TITLE OF CLASS OF SECURITIES:

                Common Stock, par value $1.00 per share

           (e)  CUSIP NUMBER:

                609524103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS:

           Not Applicable


ITEM 4.    OWNERSHIP

           (a)  AMOUNT BENEFICIALLY OWNED:  243,184.7646

           (b)  PERCENT OF CLASS:  7.6%

           (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   Sole power to vote or to direct the vote:  243,184.7646

                (ii)  Shared power to vote or to direct the vote:  -0-

                (iii) Sole power to dispose or to direct the disposition of:
                      243,184.7646

                (iv)  Shared power to dispose or to direct the disposition of:
                      -0-

CUSIP No.  609524103                    13G                          Page 4 of 5
--------------------------------------------------------------------------------


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

           Not applicable


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable


ITEM 10.   CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 609524103                        13G/A                    Page 5 of 5
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 3, 2003

                                    United Mobile Homes, Inc.

                                    By:   /s/ Anna T. Chew

                                          --------------------------------------
                                          Vice President